Exhibit 99.1

Aspen Aerogels, Inc. Reports Fourth Quarter and Fiscal 2019 Financial Results

and Recent Business Developments

NORTHBOROUGH, Mass., February 20, 2020 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen”) today announced financial results for the fourth quarter and full year 2019, which ended December 31, 2019, and discussed recent business developments.

Total revenue for the fourth quarter was $46.5 million compared to $35.7 million in the fourth quarter last year. Fourth quarter net loss was $1.0 million compared to a net loss of $14.1 million in the fourth quarter of 2018. Net loss per share for the fourth quarter was $0.04 compared to $0.59 in the fourth quarter last year.

Total revenue for the full year was $139.4 million compared to $104.4 million in 2018. Net loss for the year was $14.6 million compared to $34.4 million in 2018. Net loss per share for the year was $0.60 compared to $1.45 in 2018. Net loss during the fourth quarter and full year 2018 included an impairment charge of $7.4 million, or $0.31 per share, on pre-construction and related costs for the proposed manufacturing facility in Statesboro, Georgia.

Adjusted EBITDA for the fourth quarter was $2.6 million compared to $(3.2) million in the fourth quarter of 2018. Adjusted EBITDA for the full year was $(0.2) million compared to $(11.5) million in 2018. A reconciliation of non-GAAP Adjusted EBITDA to net loss is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter Highlights

•	Total revenue grew 30% to a record $46.5 million
•	Gross profit more than doubled to a record $11.3 million
•	Gross margin improved by 800 basis points to 24%
•	Adjusted EBITDA increased by $5.8 million to $2.6 million

2019 Summary and Recent Business Developments

“We are extremely pleased with the results we achieved during 2019. Total revenue growth for the year of 34% was driven by strong demand in our core North American petrochemical and refinery markets, and significant growth in project related revenue in the subsea market, in the Middle East and from the PTT LNG Nong Fab receiving terminal project. The combination of our strong revenue growth and the impact of our bill of material cost reduction initiatives drove an increase in our full year gross margin to 19% from 12% in 2018. As a result, we experienced substantial improvement in both net loss and Adjusted EBITDA versus 2018,” said Don Young, President and CEO of Aspen.

“We also made great progress on our program to leverage the unique properties of our aerogel technology platform within the electric vehicle market. During the past three months, we signed evaluation agreements with Evonik Industries AG and SKC Co., Ltd. to accelerate development of our proprietary carbon aerogels to improve the performance and cost of lithium-ion batteries for electric vehicles. We have also engaged with several automotive OEMs to explore the role our traditional silica aerogel materials can play in impeding thermal runaway in lithium-ion batteries in electric vehicles. Notably, our recent patent enforcement win against Guangdong Alison Hi-Tech Co. in the German courts again reinforces the strength of our patent portfolio supporting our customer and partner relationships,” continued Mr. Young.

2020 Financial Outlook

Aspen reaffirms its 2020 full year outlook as follows:

•	Total revenue is expected to range between $138.0 million and $148.0 million
•	Net loss is expected to range between $5.7 million and $9.7 million
•	Adjusted EBITDA is expected to range between $5.0 million and $9.0 million
•	Net loss per share is expected to range between $0.22 and $0.37

Our 2020 outlook assumes depreciation and amortization of $10.3 million, stock-based compensation expense of $4.0 million, interest expense of $0.4 million, and weighted average shares outstanding of 26.2 million for the full year.

“After significant growth in 2019, we expect our revenue growth rate to moderate in 2020 due principally to our expectation that subsea revenue will be closer to our historical average of $11.0 million in 2020 versus $17.0 million in 2019. We also expect to see little to no growth from the PTT LNG Nong Fab receiving terminal project during 2020 as we complete the second half of the $35 to $40 million order during the year. In addition, we have decided to wind down our government research services activities in 2020 that contributed approximately $2.4 million in revenue in 2019. This decision reflects our desire to focus our R&D resources on improving the profitability of our existing business and leveraging our aerogel technology into new markets,” said Mr. Young.

“Importantly, we expect the growth rate in the remainder of our business to range from the mid-single digits to the mid-teens during the year. We will also target our commercial efforts during 2020 to continue to build our project pipeline with the aim of ensuring solid project related growth in 2021 and beyond. In addition, we will remain laser focused on improving our profitability. We expect that our ongoing initiatives to reduce raw material costs will help to improve our gross margin to the mid-20s for the full year from 19% during 2019. As a result, we again expect to deliver strong year-over-year improvements in both net loss and Adjusted EBITDA in 2020,” continued Mr. Young.

“Consistent with our financial performance over the past three years, we expect between 40% and 45% of our 2020 revenue will be generated during the first half of the year. As a result, we anticipate the projected improvement in net loss and Adjusted EBITDA will be concentrated in the second half of the year,” concluded Mr. Young.

A reconciliation of non-GAAP Adjusted EBITDA to net loss for the 2020 financial outlook is provided in the financial schedules that are part of this press release. An explanation of this non-GAAP financial measure is also included below under the heading “Non-GAAP Financial Measures.”

Aspen Aerogels may incur charges, realize gains or losses, incur financing costs or interest expense, or experience other events in 2020 that could cause actual results to vary materially from this outlook. In addition, the timing of projects may have a significant impact on quarterly and annual revenue and profitability and can be difficult to predict.

Conference Call Notification

A conference call with Aspen management to discuss fourth quarter and fiscal 2019 results and recent business developments will be held at 5:00 pm EST on February 20, 2020. During the call, management will respond to questions concerning, but not limited to, Aspen’s financial performance, business conditions and industry outlook. Management’s discussion and responses could contain information that has not been previously disclosed. The conference call will be available live as a listen-only webcast and will be hosted at the Investors section of the Aspen’s website, www.aerogel.com. In addition, shareholders and other interested parties may call 833-287-0799 (toll free, U.S. & Canada only) or +1 647-689-4458 (international) and reference conference ID “3737734” to participate in the conference call.

Following the live event, an archived version of the webcast will be available on Aspen’s website for convenient on-demand replay for at least a year.

A copy of this press release is posted in the Investors section on Aspen’s website.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP”), Aspen provides additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). The non-GAAP financial measure included in this press release is Adjusted EBITDA. Management uses non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen’s core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen’s annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen’s ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as they exclude expenses and gains not reflective of Aspen’s ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen’s GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen’s financial results presented in accordance with GAAP. In this press release, Aspen has provided a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen’s financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

About Aspen Aerogels, Inc.

Aspen is the global leader in aerogel technology. The company’s mission is to enable its customers and partners to achieve their own objectives around the global megatrends of resource efficiency and sustainability. Aspen’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s Spaceloft® products provide building owners with industry-leading energy efficiency including options for a safe, non-combustible fire rating. The company’s strategy is to partner with world-class industry leaders to leverage its aerogel technology platform into additional markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facility. For more information, please visit www.aerogel.com

Investor Relations Contact

John F. Fairbanks

Chief Financial Officer

Phone: (508) 691-1150

jfairbanks@aerogel.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen’s 2020 financial outlook. These statements are not historical facts but rather are based on Aspen’s current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto, including with respect to Aspen’s 2020 financial outlook. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expects," "intends," "plans," "projects," "believes," "estimates," "outlook," “assumes,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen’s expectations about revenue, costs, expenses, profitability, gross margin, net loss, Adjusted EBITDA and related variations, improvements, records, timing or trends; beliefs about the general strength or health of Aspen’s business; beliefs about current or future trends in the energy, energy infrastructure, petrochemical, refinery, building materials, LNG, subsea, core, adjacent, U.S., North American, Asian, European, South American, Middle Eastern or other markets and the impact of these trends on Aspen’s business; beliefs about the government research services business; beliefs about volume, timing, pipeline or trends of subsea, LNG or other projects, including the PTT LNG Nong Fab receiving terminal project, and their impact on Aspen’s business; beliefs about the impact of pricing actions, cost reduction initiatives and the economics of Aspen’s business; beliefs about Aspen’s strategic initiatives and implementation; beliefs about the potential to develop new market opportunities from Aspen’s aerogel technology platform; beliefs about the potential of new aerogel products, technologies, businesses and partnerships, beliefs about the role of our technology and partnership opportunities in the battery materials or electric vehicle markets; beliefs about Aspen’s relationships with Evonik and SKC, including the potential for activities associated with evaluation agreements to lead to any development, commercial or other arrangements with Evonik or SKC, or to accelerate the development of new product opportunities in the battery materials or electric vehicle markets; beliefs about Aspen’s engagement with automotive OEMs, including the potential for the development of commercial opportunities related to the management of thermal runaway in lithium-ion batteries in electric vehicles; beliefs about Aspen’s intellectual property strategy and its implementation; beliefs about the strength of Aspen’s patent portfolio; expectations about the cost, timing or likelihood of success of Aspen’s patent enforcement actions and defense of challenges to the validity of its patents; beliefs about Aspen’s ability to continue to fund patent enforcement or defense actions; beliefs about the productivity, efficiency or output of Aspen’s manufacturing operations; beliefs about raw materials costs and availability; future operating performance on an annual or other basis; and accounting and other assumptions involved in arriving at the expectations. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: an inability to create new product, partnership and market opportunities; any sustained downturn in the energy industry or energy prices; any sustained downturn in the petrochemical, refinery, building materials, subsea, LNG, core, adjacent, U.S., North American, Asian, European, South American, Middle Eastern or other market; any failure to increase project-based demand in the subsea, LNG or other markets; any disruption or inability to achieve expected capacity levels in any of our three production lines or the manufacturing facility in which they are located; the failure to receive all regulatory or other approvals required to operate, maintain or expand our facilities; any failure of demand for Aspen’s products; any failure to achieve expected price increases or average selling prices for Aspen’s products; any significant increase in the cost of raw materials, utilities or any other manufacturing consumable; the failure to mitigate the impact of any significant increase in the cost of raw materials, utilities or other manufacturing consumable; shortages of raw materials, utilities or any other manufacturing consumable; the failure to generate sufficient operating cash flow or to obtain significant additional capital to pursue Aspen’s strategy; the failure of Aspen’s products to become widely adopted; the competition Aspen faces in its business; any failure to enforce any of Aspen’s patents; any failure to protect or expand Aspen’s aerogel technology platform; any future finding of invalidity of any patent in any jurisdiction; any failure to generate sufficient operating cash flow or to obtain sufficient additional capital to continue to pursue Aspen’s new business, technology, patent enforcement, or patent defense strategy; any failure of Aspen’s products to meet applicable specifications and other performance, safety, technical and delivery requirements; the general economic conditions and cyclical demands in the markets that Aspen serves; the economic, operational and political risks associated with sales and expansion of operations in foreign countries; the loss of any direct customer, including distributors, contractors and OEMs; compliance with health and safety laws and regulations; the maintenance and development of distribution channels; and the other risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the Securities and Exchange Commission (“SEC”) on March 8, 2019, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and Aspen does not intend to update this information unless required by law.

ASPEN AEROGELS, INC.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$3,633	$3,327
Accounts receivable, net	32,254	25,565
Inventories	8,768	7,318
Prepaid expenses and other current assets	1,114	1,041
Total current assets	45,769	37,251
Property, plant and equipment, net	53,617	61,699
Operating lease right-of-use assets	4,032	—
Other long-term assets	84	73
Total assets	$103,502	$99,023
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,596	$12,392
Accrued expenses	8,057	3,864
Revolving line of credit	3,123	4,181
Deferred revenue	5,620	2,629
Operating lease liabilities	1,038	—
Total current liabilities	30,434	23,066
Deferred rent	—	1,218
Prepayment liability	9,786	4,485
Operating lease liabilities long-term	4,292	—
Total liabilities	44,512	28,769
Stockholders’ equity:
Total stockholders’ equity	58,990	70,254
Total liabilities and stockholders’ equity	$103,502	$99,023

ASPEN AEROGELS, INC.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Product	$46,195	$35,145	$136,934	$102,123
Research services	310	534	2,441	2,238
Total revenue	46,505	35,679	139,375	104,361
Cost of revenue:
Product	35,056	29,807	111,759	90,660
Research services	139	286	1,332	1,032
Gross profit	11,310	5,586	26,284	12,669
Operating expenses:
Research and development	2,565	1,692	8,407	6,319
Sales and marketing	4,545	3,513	15,557	13,794
General and administrative	5,030	6,967	16,479	19,116
Impairment of construction in process	—	7,356	—	7,356
Total operating expenses	12,140	19,528	40,443	46,585
Loss from operations	(830)	(13,942)	(14,159)	(33,916)
Interest expense, net	(126)	(166)	(406)	(524)
Total interest expense, net	(126)	(166)	(406)	(524)
Net loss	$(956)	$(14,108)	$(14,565)	$(34,440)
Net loss per share:
Basic and diluted	$(0.04)	$(0.59)	$(0.60)	$(1.45)
Weighted-average common shares outstanding:
Basic and diluted	24,173,248	23,832,640	24,099,438	23,738,852

Square Foot Operating Metric

We price our product and measure our product shipments in square feet.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands)

Product shipments in square feet	13,254	11,750	40,720	34,435

Reconciliation of Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measure included in this press release to the most directly comparable GAAP measure:

Reconciliation of Adjusted EBITDA to Net Income (Loss)

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time and which we do not believe are indicative of our core operating performance. These other items include an impairment of construction in process and related items during the fourth quarter and full year 2018.

For the three and twelve months ended December 31, 2019 and 2018:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands)
Net loss	$(956)	$(14,108)	$(14,565)	$(34,440)
Depreciation and amortization	2,562	2,528	10,213	10,787
Stock-based compensation	886	888	3,771	4,302
Impairment of construction in process	—	7,356	—	7,356
Interest expense, net	126	166	406	524
Adjusted EBITDA	$2,618	$(3,170)	$(175)	$(11,471)

For the 2020 full year financial outlook:

	Year Ending
	December 31, 2020
	Low	High
	(In thousands)
Net loss	$(9,700)	$(5,700)
Depreciation and amortization	10,300	10,300
Stock-based compensation	4,000	4,000
Interest expense, net	400	400
Adjusted EBITDA	$5,000	$9,000